                                                                   EXHIBIT 3.2.1



                            CERTIFICATE OF SECRETARY


I, RICHARD L. LIONBERGER, Secretary of Diamond Offshore Drilling, Inc. (the "Company") do certify that at a duly called meeting of the Board of Directors of the Company held on November 8, 1995, at which a quorum was present, the following resolutions were adopted:

         WHEREAS, the Company desires to amend its Bylaws to remove the provisions thereof that provide that the Chairman of the Board shall be an officer of the Company and to change the duties of the Chairman of the Board, and;

         WHEREAS, the Board of Directors is expressly authorized by the Company's Restated Certificate of Incorporation to amend, alter, change, adopt or repeal the Bylaws of the Company.

         NOW THEREFORE be it

         RESOLVED, that the Bylaws of the Company be, and they hereby are, amended to delete the position of Chairman of the Board of Directors from the list of officers contained in Article V, Section 1, and to change Article V, Section 4 of the Bylaws to read in its entirety as follows:

               SECTION 4. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and at all meetings of the directors and shall have such other authority as from time to time may be assigned by the Board of Directors. The Chairman of the Board of Directors shall not be an officer of the Company.

         and be it further

         RESOLVED, that except as amended herein the Bylaws of the Company adopted 10 October 1995 remain in full force and effect.

I do further certify that the above resolutions have not been amended, rescinded or repealed and are in full force and effect as of the date hereof.


WITNESS, my hand and the seal of the Company, this 10th day of November, 1995.


                                        /s/ RICHARD L. LIONBERGER
                                        ---------------------------------------
                                        Richard L. Lionberger, Secretary